LEGAL DEPARTMENT

Exhibit 5.1

May 25, 2007

Think Partnership Inc.

28080 US 19 North, Suite 509

Clearwater, FL  33761

Re:  Opinion of Counsel

Gentlemen:

In connection with the Registration Statement on Form S-3 dated May 25, 2007 (the “Registration Statement”) being filed by Think Partnership Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), you have requested my opinion with respect to the matters set forth below.

I have reviewed the draft of the Registration Statement in the form in which it will be filed, which includes the prospectus (the “Prospectus”), with respect to the proposed sale by the selling shareholders named therein (the “Selling Shareholders”) of up to 12,118,895 shares (the “Shares”) of the Company’s common stock, par value $0.001 (the “Common Stock”).  The Shares consist of an aggregate of 7,330,168 shares (the “Issued Shares”) of Common Stock currently outstanding and beneficially owned by the Selling Shareholders and up to 4,788,727 shares (the “Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”) held by certain of the Selling Shareholders.

In addition, I have examined and relied upon the originals or copies certified or otherwise provided by the Company and identified to my satisfaction of: (i) the Company’s Articles of Incorporation, as amended to date; (ii) the By-laws of the Company, as amended to date; (iii) records of the corporate proceedings of the Company as deemed necessary or appropriate as a basis for the opinions set forth herein; (iv) certificates of public officials and of representatives of the Company; (v) those matters of law and other instruments as I have deemed necessary or appropriate as a basis for the opinions set forth herein.  I have not made any independent review or investigation of the organization, existence, good standing, assets, business or affairs of the Company, or of any other matters.  In rendering my opinion, I have assumed without inquiry the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original executed documents of all documents submitted to me as certified, electronic, or photostatic copies, whether signed or unsigned, and the authenticity of the originals of those documents submitted to me as copies. I have assumed the Registration Statement is the only material document governing this transaction.

On the basis of, and in reliance upon, the foregoing, and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that, under Nevada law:

1.

The Issued Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable; and

2.

The Warrant Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and, when issued, delivered and paid for in accordance with the Warrants, will be validly issued, fully paid and nonassessable.

The opinions contained herein are subject to the effect of bankruptcy, insolvency, reorganization, moratorium, anti-deficiency, and other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles (including, without limitation, the federal Bankruptcy Code) and the exercise of judicial discretion in accordance with general principles of equity (whether considered in a proceeding in equity or at law).

I assume no duty to update or supplement my opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur.  I have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other information, written or oral, made or furnished in connection with the transactions contemplated by the Registration Statement, but I have relied solely upon representations and warranties as to factual matters made by the Company.  The resale, assignment, or other transfer of the Warrants are subject to contractual requirements.

I hereby consent to the Company’s filing this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement, including the Prospectus and any amendments thereto.  This opinion is rendered solely in connection with the Registration Statement as described above.  This opinion may not be relied upon for any other purpose without my prior express written consent.

Very truly yours,

/s/ VAUGHN W. DUFF
Vaughn W. Duff General Counsel